Duma Pursuing Additional African Oil Concessions

Major African Rifts Provide Extensive Exploration Opportunities

Houston, Texas - July 31, 2013 - Duma Energy Corp. (OTC: DUMA) today announced that it has received an oil concession development report from its exploration partner, Hydrocarb Energy Corporation.  In the last year, three main exploration plays in Africa have been identified, and an extensive geological and geophysical review has been done.  Negotiations for possible production sharing contracts (PSC) are ongoing in three major African countries.

This past year, concession acquisition efforts have focused on basins that are part of the Central and East African rift systems.  Additional evaluations of highly prospective areas in the offshore of West Africa are underway.  All basins under review have proven active hydrocarbon systems and appear to have tremendous potential. Adjacent to the contract areas being pursued, there are proven reserves already discovered with billions of barrels.  Many regions have ongoing infrastructure development projects to facilitate exploration, production and transportation of hydrocarbons.

Hydrocarb's confidential report was based on the terms of a Petroleum Concession Consulting Agreement (PCCA) entered into in May of 2012 with Namibia Exploration, Inc (NEI).  NEI was subsequently acquired by Duma.

Under this same agreement, in August 2012, Duma (through its newly acquired subsidiary, NEI), gained a 39% working interest in Owambo blocks 1714A, 1715, 1814A, and 1815A in northern Namibia, covering an area over 5 million acres, roughly the size of Massachusetts. Recently an extensive aero-gravity and magnetics data acquisition program has been initiated over this concession. Internal work by Hydrocarb geoscientists estimate a resource potential of over one billion barrels of oil in place.

Jeremy G. Driver, CEO of Duma stated, "We continue to search for major opportunities. Duma is focused on creating shareholder value by participating in international opportunities with significant potential. At the moment our partner, Hydrocarb Energy, is intensifying its efforts to finalize negotiations and sign PSCs that define new oil concessions with world-class potential. We are very excited with our partnership with Hydrocarb and the excellent opportunities they are securing in Africa."

About Duma Energy
Duma Energy Corp. (OTCBB:DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. For further information: www.duma.com.

About Hydrocarb Energy
Hydrocarb Energy Corporation is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. With headquarters in Houston, Texas we maintain offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information: www.hydrocarb.com

Duma Investor Relations
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Forward-looking Statements
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